EXHIBIT (10p)

                        DEFERRAL AGREEMENT



     THIS DEFERRAL AGREEMENT ("Agreement"), effective the 21st day of November, 1997, between Unifi, Inc., a New York Corporation, ("Unifi"), and William T. Kretzer (hereinafter referred to a the "Executive");

                      W I T N E S S E T H :

     WHEREAS, the Executive is the President and Chief Executive Officer as well as Chairman of the Executive Committee of Unifi; and,
     WHEREAS, the Executive was granted stock options to purchase 163,668 shares of Unifi Common stock at an option price of $4.80 per share (as adjusted for stock splits and stock dividends) on January 21, 1988 (the "Stock Option") under the Unifi, Inc. 1982 Incentive Stock Option Plan ("ISOP"); and,
     WHEREAS, the exercise of the Stock Option would result in the Executive recognizing taxable compensation; and,
     WHEREAS, the Executive and Unifi desire to enter into this Deferral Agreement to defer such taxable compensation as provided herein.
     NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, it is agreed as follows:
          1.   DEFERRAL.  Pursuant to the second paragraph of Section 3 of his Incentive Stock Option Agreement dated January 21, 1988 with Unifi as amended effective November 21, 1997 ("ISOP" Agreement), the Executive will tender on or before January 20, 1998, to Unifi such number of his previously acquired outstanding shares of Unifi common stock that has been held for at least six (6) months and that has a fair market value equal to the exercise price of the Stock Option in exchange for an equivalent number of shares of Unifi common stock (the "Exchange Shares") and the right to receive 163,668 shares less the amount of Exchange Shares of Unifi common stock in the future ("Deferral Shares") under the terms of this Agreement. Unifi shall issue the Deferral Shares to the Trustee of the Unifi, Inc. Trust for Deferred Compensation Arrangements ("Trust").
          2. INCOME ON SHARES. Any and all dividends paid on the Deferral Shares shall be held as additional deferral compensation for the Executive's account and distributed as provided in
               paragraph 3 hereof. Additionally, as of each January 1st and July 1st until all accumulated dividends are fully and finally paid out, Unifi shall pay to the Trust as additional deferral compensation for the Executive, interest on any accumulated dividends as heretofore provided in such amounts after considering the income generated by the Trusts on said accumulated dividends as is necessary to provide a rate of return equal to the Prime Rate as hereinafter described for the last business day preceding the applicable January 1st and July 1st plus three (3) percentage points (such sum being referred to as the "Interest Factor"), multiplied by the balance of said accumulated dividends, including the amount of Interest previously credited on such accumulated dividends as of the previous day (i.e., December 31st or June 30th). Said accumulated dividends and the interest thereon are hereafter referred to herein as "Accumulated Dividends".
                    The term "Prime Rate" used in this Agreement shall be the
               base rate on the Corporate loans posted by at least seventy-
               five (75%) percent of the nation's thirty (30) largest banks as reported in the Wall Street Journal or, if no longer published, a similar publication for the last business day preceding the applicable January 1st and July 1st.
          3. DEFERRAL PERIOD. Ten (10) years from the date hereof the Executive or his designated beneficiary, if the Executive should die before the expiration of said ten (10) year period, will be entitled to receive the Deferral Shares and
               Accumulated Income in the form of equal annual distributions over a period of five (5) years.
          4. DEATH OF EXECUTIVE. If the Executive should die prior to the time that all of his Deferral Shares and Accumulated Dividends (cumulatively referred to as "Deferral Compensation") have been completely distributed to him, the Executive's designated beneficiary will be entitled to receive the amount he was entitled to receive under paragraph 3 in the manner specified therein.
          5.   BENEFICIARIES.   The Executive shall have the right at any
               time to name any person or persons (including his estate or any trust) as his beneficiary hereunder by filing written notice with the Compensation Committee. The Executive's last written designation to the Compensation Committee shall be deemed his last designated beneficiary. The Executive may name a contingent beneficiary or beneficiaries to receive payment in the event of the death of his primary beneficiary.
               If the Executive has not designated a beneficiary or his designated beneficiary is not alive when payments are due hereunder, the Executive's designated beneficiary shall be deemed his estate. All designations of the Executive's beneficiary shall not be effective unless countersigned by a member of the Compensation Committee.
          6. ASSIGNMENT. Except as specifically provided in paragraph 5 herein, relating to the designation of a beneficiary, neither the Executive nor his designated beneficiary may assign, transfer, pledge, encumber, or hypothecate this Agreement, or any rights hereunder, or any part hereof (whether by operation of law or otherwise), and this Agreement shall not be subject to the execution, attachment, or similar proceeding. Any attempted assignment, transfer, pledge, encumbrance, hypothecation, or other disposition of this agreement, contrary to the provisions hereof, and the levy of any attachment or similar proceedings upon this Agreement, shall be null and void and without effect.
          7. NO VESTED BENEFIT. Nothing contained herein shall be deemed to give the Executive any vested interest in any specific assets of Unifi and no benefits to which the Executive or his beneficiary is entitled hereunder shall give the Executive any greater right to receive payment from Unifi than the right of an unsecured general creditor of Unifi.
          8.   TERMINATION BY BOARD.  The Board of Directors ("Board") of
               Unifi, excluding the Executive if he is a member of the Board, may at any time, in its sole discretion, terminate this agreement and distribute to the Executive the balance of his Deferral Compensation at one time.
          9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Executive and Unifi, and may not be altered, modified, amended, or rescinded except in writing, signed by the parties hereto. It is further understood that this Agreement shall inure to the benefit of the parties, their successors or assigns.
          10. GOVERNING LAW. This Agreement, and the interpretation thereof, shall be governed by the laws of the State of North Carolina and shall be deemed to have been made in the State of North Carolina.
     IN WITNESS WHEREOF, the parties have executed this Agreement, on the day and year first above written.

                                   UNIFI, INC.

____________11/21/97____________        By:_________Willis C. Moore, III___
Date                                    Willis C. Moore, III
                                         Senior Vice-President and
                                         Chief Financial Officer


____________11/21/97_____________       _________William T. Kretzer________
Date                                    William T. Kretzer